UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2005

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street
San Jose, California 95113
Telephone: (408) 995-5115
Address of principal executive offices and telephone number)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 — Regulation FD Disclosure.

     On June 9, 2005, as part of the commencement by Calpine Corporation (“Calpine”) of a process with potential buyers relating to the disposal of its remaining U.S. natural gas assets, the following disclosure will be made, which may constitute material nonpublic information to beneficial owners of securities issued by Calpine:

     In April 2005, the Division of Enforcement of the Securities and Exchange Commission asked Calpine to provide voluntarily documents and information related to: (a) Calpine’s downward revision of its proved oil and gas reserve estimates at year-end 2004 as compared to such estimates at year-end 2003, and a corresponding impairment of the value of certain assets, all previously disclosed by Calpine, (b) certain statements made to various regulatory agencies by a terminated former employee regarding Calpine’s determination of state sales and use taxes, and (c) Calpine’s upward restatement in April 2005 of its previously disclosed net income for the third quarter, and the first three quarters, of 2004.

     The Company is fully cooperating with the SEC’s request for documents and information.

     As noted in Calpine’s most recent quarterly report on Form 10-Q filed on May 11, 2005, the former employee referred to above, subsequent to his termination, filed a claim with the U.S Department of Labor alleging that his termination violated the employee protection or “whistleblower” provisions of Title VIII of the Sarbanes-Oxley Act of 2002 (“SOX”). Following an investigation of this claim by the Occupational Safety and Health Administration division of the Department of Labor, the Secretary of Labor found that there was no reasonable cause to believe that the Company violated SOX, and dismissed the former employee’s SOX claim. Calpine understands that the terminated employee’s right to appeal this decision has not yet expired.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION
By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President and Controller, Chief Accounting Officer

Date: June 9, 2005